U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL  STATEMENT  OF  BENEFICIAL  OWNERSHIP  OF  SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
_______________________________________________________________________________
1. Name and Address of Reporting Person*

     Fisher                   Kathleen
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   (Last)                    (First)                     (Middle)

                                 6450 Via Real
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                                 (Street)

Carpinteria                        CA                       93013
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   (City)                        (State)                     (Zip)
_______________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     September 15, 1999
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

_______________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     QAD Inc.                 QADI
_______________________________________________________________________________
5. Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)
          Chief Financial Officer - Executive Vice President
_______________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)
     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

========================================================================================================================
Table I -- Non-Derivative Securities Beneficially Owned
========================================================================================================================


                                                                 3. Ownership Form:
                                      2. Amount of Securities        Direct (D) or
1.  Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial
    (Instr. 4)                               (Instr. 4)               (Instr. 5)           Ownership (Instr. 5)
-------------------------------------------------------------------------------------------------------------------------

Not Applicable

=========================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

=========================================================================================================================
Table II -- Derivative Securities  Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
=========================================================================================================================

1. Title of     2.  Date Exercisable      3.  Title and Amount       4.   Conversion    5. Ownership Form     6.  Nature of
   Derivative       and Expiration Date     Underlying Derivative        or Exercise       of Derivative          Indirect
   Security          (Month/Day/Year)        Seucirty (Instr.4)            Price of       Security: Direct        Beneficial
   (Instr.4)    ------------------------   --------------------------     Derivative     (D) or Indirect (I)      Ownership
                   Date       Expiration             Amount or Number      Security           (Instr. 5)          (Instr. 5)
                Excercisable     Date      Title        of Shares
------------------------------------------------------------------------------------------------------------------------------------

Stock Options                              Common Stock     150,000                               D


====================================================================================================================================

Explanation of Responses:




April 10, 2000                             /s/ Kathleen Fisher
---------------                             ---------------------------------
Date                                        **Signature of Reporting Person


**International misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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